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                                                                    EXHIBIT 99.1



                       (THE BANK OF NASHVILLE LETTERHEAD)


                         THE BANK OF NASHVILLE ANNOUNCES
                     COMPLETION OF MACHINERY LEASING COMPANY
                       OF NORTH AMERICA, INC. TRANSACTION



FOR IMMEDIATE RELEASE
CNTACT:  Anne B. Livingston (615) 271-2049

         NASHVILLE, TENN., June 18, 1999--The Bank of Nashville today announced the completion of the acquisition of the majority interest in Machinery Leasing Company of North America, Inc. The company will operate under the name BON Leasing in the future.

         "We are extremely pleased to be able to offer leasing as a financing option to our customers," said Mack S. Linebaugh, Jr., President and CEO of The Bank of Nashville. "We believe that this investment will provide an excellent profit opportunity for The Bank as well as another opportunity for our customers to centralize their banking and financial services needs," concluded Linebaugh.

         BON Leasing will continue to be headquartered in Nashville with operations throughout the south and mid-west. BON Leasing has primarily leased heavy manufacturing equipment, but will likely expand the types of equipment leasing offered.

         "We are pleased with our company's growth in recent years, however due to lack of capital we have missed opportunities, " said Rick Wilson, Executive Vice President of BON Leasing. " Our new affiliation with The Bank of Nashville will provide opportunities for further growth of the company. In turn, we will provide The Bank with immediate revenue and a new financing option for their customers. It is a win-win for everyone," concluded Wilson.

         The Bank of Nashville is a wholly owned subsidiary of Community Financial Group, Inc., (NASDAQ: CFGI) a bank holding company with assets of approximately $250 million headquartered in Nashville, Tennessee. The Bank of Nashville operates branch offices in Davidson, Williamson and Sumner counties.


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